Exhibit 99.1

Immediate Release Media Contact: Sandra Daniels 972.595.5178 sdaniels@sftp.com Investor Relations Contact Stephen Purtell 972.595.5180 spurtell@sftp.com

Six Flags Adds Five More Parks to US Portfolio
Houston, Phoenix, Buffalo, and Oklahoma City Parks Expand Market Reach
GRAND PRAIRIE, Texas — May 22, 2018 — Six Flags Entertainment Corporation (NYSE:SIX), the world’s largest regional theme park company, today announced it has entered into a purchase agreement with affiliates of Premier Parks, LLC to acquire the lease rights to operate five parks owned by EPR Properties (NYSE:EPR). The parks have previously been operated by Premier Parks, LLC of Oklahoma City. These latest acquisitions will expand the company’s portfolio of North American parks to twenty-five.
“Today’s announcement represents another milestone in our strategic North-American growth initiative to seek out park acquisitions that expand our addressable market,” said Six Flags Chairman, CEO, and President, Jim Reid-Anderson. “These are all fantastic properties that complement our existing portfolio and provide tremendous added value and cross-visitation opportunities for our extensive Membership and Season Pass base.”
The parks joining the Six Flags family are:

•	Wet n’ Wild Splashtown, Houston’s largest waterpark, with more than 48 lush acres and a wide selection of thrilling waterslides and attractions, along with two children’s areas;

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Wet n’ Wild Phoenix, the largest waterpark in Arizona (located in the Adobe Dam Recreation Area), featuring 35 acres of high-speed slides and two pools, and also offering a Wet n’ Wild Jr. section with kid-friendly versions of some of the park’s most thrilling attractions;

•	Darien Lake near Buffalo, NY, a beautiful resort property located on approximately 1,000 acres that includes a theme park, waterpark, campground, hotel, and a 21,000-seat amphitheater;

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Frontier City, an iconic part of the Oklahoma City landscape, is steeped in tradition. The park features a western theme and offers an extensive lineup of exciting rides, attractions, and shows geared to every member of the family; and

•	White Water Bay, near Frontier City, a tropical oasis with more than 25 acres of waterslides, interactive water play areas, and pools.
Six Flags is the largest regional theme park operator in the world and upon closing of the transactions, will be the largest waterpark operator in North America. With the addition of these five properties that entertained approximately two million guests in 2017, there will be an additional 20 million guests within a 100-mile radius of a Six Flags park, significantly expanding the company’s national footprint.
“We are thrilled to welcome these outstanding properties and employees into our family of parks and look forward to sharing the thrill of Six Flags with guests of all ages in these key markets,” added Reid-Anderson.
Closing of the transactions contemplated by the agreement is expected to occur in June, 2018 and is subject to customary closing conditions.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.4 billion in revenue and 20 parks across the United States, Mexico and Canada. For 57 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.

Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, natural disasters, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at  investors.sixflags.com and on the SEC’s website at www.sec.gov.